Exhibit 4.16

Share Disposition Agreement

This Share Disposition Agreement (hereinafter referred to as this “Agreement”) is entered into on this 1st day of July, 2008 in Shanghai, the People's Republic of China (the “PRC”) by and among:

Shengqu Information Technology (Shanghai) Co., Ltd., located at No. 356 Guoshoujing Road, Zhangjiang Hi-Tech Park, Shanghai, hereinafter referred to as “Party A”; and

Wang Dong-xu (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party B”; and

Zhang Ying-feng (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party C”; and

Shanghai Shulong Technology Development Co., Ltd., located at No. 690 Bibo Road, Zhangjiang Hi-Tech Park, Shanghai, hereinafter referred to as “Party D”.

Party A, Party B, Party C and Party D may hereinafter collectively be referred to as the “Parties” and, individually, as the “Party”.

Whereas,

1.	Party A is a wholly foreign-owned enterprise incorporated and existing in the PRC according to law;

2.	Party D is a limited liability company incorporated and existing in the PRC;

3.	Party B and Party C are shareholders of Party D (hereinafter collectively referred to as the “Principals”);

4.
Party A has entered into the Share Pledge Agreement with Party B and Party C, according to which Party B and Party C shall secure the performance of Party D's obligations under the Exclusive Consulting and Service Agreement by and between Party D and Party A.

NOW THEREFORE, In consideration of the security of the pledge rights, and of Party A's technical supports to Party D and good cooperation relationship among the Parties, it is hereby agreed as follows:

1.	Granting of Option

1.1
Unless otherwise disclosed to and agreed by Party A expressly in writing, the Parties have agreed that Party A has the exclusive option from the date when this Agreement comes to effect. Subject to this Agreement, Party A or any third party designated by it has the option to purchase all shares of the Principals in Party D from time to time at the lowest price allowed by the laws and regulations of the PRC when such option is exercised. Such option shall be granted to Party A with immediate effect after this Agreement is entered into by the Parties and comes to effect, and shall not be cancelled or altered in the Term of this Agreement (including any period extended according to Section 1.2 below).

1.2	Term

This Agreement comes to effect on the date first written above when it is entered into by the Parties. This Agreement is valid for twenty (20) years from the date when it comes to effect (the “Term”). In the event that Party A demands extending this Agreement prior to the expiration of the Term, the Parties shall do so and enter into a new share disposition agreement or continue to perform this Agreement at Party A's request.

2.	Exercise of Option and Delivery

2.1	Time of Exercise

2.1.1
The Principals have agreed that Party A may exercise the option hereunder in whole or part subject to the laws and regulations of the PRC at any time after this Agreement is entered into and comes to effect;

2.1.2	The Principals have agreed that there is no restraint against the times for Party A's exercise of the option, unless otherwise Party A has acquired and held all of Party D's Share;

2.1.3
The Principals have agreed that Party A may appoint a third party to exercise the option for and on behalf of it; however, Party A shall inform the Principals of such appointment in writing in advance.

2.2  Disposition for Exercise Consideration

The Principals have agreed that all exercise consideration obtained by them from the exercise of the option by Party A shall be assigned to Party D or any third party designated by Party A through the lawful means to be agreed by

Party A in writing.

2.3  Assignment

The Principals have agreed that Party A may assign its option hereunder to any third party in whole or part without any further consent of the Principals. In such case, such third party shall be deemed as one party to this Agreement and shall exercise the option hereunder subject to the conditions hereunder, and shall enjoy and bear all of Party A's rights and obligations hereunder.

2.4  Notice on Exercise

In case Party A exercises the option hereunder, it shall notify the Principals of such exercise in writing ten (10) business days prior to the Delivery Date (as defined below). Such notice shall cover the following contents:

2.4.1	Effective Delivery Date (hereinafter referred to as “Delivery Date”) of the Share after the option is exercised;

2.4.2	Name of registered holder of the Share after the option is exercised;

2.4.3	Respective number and proportion of the Share purchased from the Principals;

2.4.4	Exercise consideration and payment method;

2.4.5	Power of Attorney (if the exercise is made by a third party designated by Party A).

The Parties have agreed that Party A is entitled to, from time to time, appoint a third party to exercise the option and register the Share in the name of such third party.

2.5  Assignment of Share

Within ten (10) business days from the date when the Principals receive the Exercise Notice that has been sent by Party A for each exercise in accordance with Section 2.4:

2.5.1
The Principals shall cause Party D to convene the general meeting, in which the resolution on the assignment of the Share of the Principals to Party A and/or the third party designated by it shall be passed;

2.5.2	The Principals shall enter into a transfer agreement substantially consistent with the Share Transfer Agreement specified in Appendix 1 hereto with Party A (or a third party designated by it, if applicable);

2.5.3
Party B and Party C shall enter into all other necessary contracts, agreements or documents, obtain all necessary governmental approvals and consents, take all actions necessary to assign the ownership of the purchased Share to Party A and/or a third party designated by it without any additional secured rights and benefits over such Share, and make Party A and/or a third party designated by it become the registered owner of the purchased Share with the Administration for Industry and Commerce, and submit Party A and/or a third party designated by it with the updated business license, articles of association, approval certificates (if any) and other relevant documents issued or recorded by relevant competent authorities of the PRC, and such documents shall show the changes of the Share, directors and legal representative of Party D.

3.	Statements & Warranties

3.1	The Principals shall state and warrant that:

3.1.1	They have complete rights and authorizations to enter into and perform this Agreement;

3.1.2
The performance of this Agreement and their obligations hereunder shall not violate any laws, regulations and other agreements binding upon them, nor be required to be approved or authorized by the governmental authorities;

3.1.3	There is no suit, arbitration or other judicial or administrative proceedings that are pending or may affect the performance of this Agreement materially;

3.1.4	They have disclosed any circumstances that may affect the performance of this Agreement adversely to Party A;

3.1.5	They have not been declared as bankrupt, and their finance is running well;

3.1.6	There is no pledge, security, liability and other encumbrance in favor of a third party against the Share held by them in Party D, and such Share is exempted from the recourse of a third party;

3.1.7	They will not cause any pledge, liability and other encumbrance in favor of a third party against the Share held by them in Party D, excluding the Share Pledge Agreement by and among them and Party A, and they will not dispose the Share held by them by assignment, donation, pledge or otherwise in favor of others rather than Party A or the third party by it;

3.1.8	The option granted to Party A shall be exclusive, and they will not grant such option or similar rights in any other way to others rather than Party A or the third party by it;

3.1.9
Party D's businesses meet the laws, regulations, rules and the management provisions and guidance of other governmental competent authorities, and there is no violation of any such regulations that may cause materially adverse impacts to the company's business or assets during the Term of this Agreement;

3.1.10
They will keep the existing of Party D in good financial subject to commercial standards and practices, and operate Party D's business prudently and efficiently, try their best efforts to ensure Party D to hold the permits, licenses and approval documents necessary to Party D's operation, and ensure that any such permits, licenses and approval documents will not be cancelled, withdrawn or declared as null and void;

3.1.11	They will provide Party A with Party D's operation and finance information at Party A's request;

3.1.12
Unless otherwise agreed by Party A (or a third party designated by it) in writing, before Party A (or a third party designated by it) exercises its option and obtains all of Party D's Share or rights and benefits, Party D shall not:

(a)
Sell, assign, mortgage or otherwise dispose any of its assets, business or incomes, nor allow any other secured rights and benefits on the same, unless otherwise any such sales, assignment, mortgage or disposal are created in the normal or daily business, or are disclosed to and agreed by Party A expressly in writing in advance;

(b)
Enter into any transactions that may cause materially adverse impacts against its assets, liabilities, operation, Share and other legitimate rights, unless otherwise any such transactions are exercised in the normal or daily business, or have been disclosed to and agreed by Party A expressly in writing in advance;

(c)	Allocate dividends and bonus to its shareholders in any way;

(d)
Create, inherit, guarantee or allow any obligations, unless otherwise (i) any such obligations are created in the normal or normal business rather than the borrowings; (ii) any such obligations are disclosed to and agreed by Party A expressly in writing in advance;

(e)
Enter into any material contract, excluding those contracts that are entered into in the normal business. For the purpose of this paragraph, a contract with the value of more than RMB 10,000 shall be treated as a material contract;

(f)	Increase or reduce its registered capitals or otherwise change the structure of the registered capitals through its general meeting;

(g)	Supplement, alter or modify its articles of association in any way; Consolidate or ally with any person, nor acquire any person or invest to any person.

3.1.13
Unless otherwise agreed by Party A (or a third party designated by it) in writing, before Party A (or a third party designated by it) exercises its option and obtains all of Party D's Share or assets, Party B and Party C shall not collectively or individually:

(a)
Supplement, alter or modify Party D's articles of association in any way, and any such supplementary, alteration or modification in return may adversely affect the assets, liabilities, operation, Share and other legitimate rights of Party D (excluding any capital increase by a corresponding proportion for satisfying the laws), or may affect the performance of this Agreement and any other agreements by and among Party A, Party B, Party C and Party D;

(b)
Cause Party D to enter into any transactions that may cause materially adverse impacts against Party D's assets, liabilities, operation, Share and other legitimate rights, unless otherwise any such transactions are exercised in the normal or daily business, or have been disclosed to and agreed by Party A expressly in writing in advance;

(c)	Cause Party D's general meeting to pass the resolution on the allocation of dividends and bonus;

(d)
Sell, assign, mortgage or otherwise dispose any other legitimate or beneficial rights and benefits in respect of Party D's Share, nor allow any other secured rights and benefits on the same at any time after this Agreement comes to effect;

(e)
Cause Party D's general meeting to approve the sales, assignment, mortgage or otherwise disposal of any legitimate or beneficial rights and benefits in respect of Party D's Share, or the allowance of any other secured rights and benefits on the same;

(f)	Cause Party D's general meeting to approve the merger or ally between Party D and any person, or acquisition of any person, or investment to any person, or otherwise reorganization;

(g)	Shut up, liquidate or dissolve Party D at its own discretions.

3.1.14	Before Party A (or a third party designated by it) exercises its option and obtains all of Party D's Share or assets, Party B and Party C shall undertake:

(a)
To forthwith notify Party A of any suits, arbitrations or administrative proceedings that have arisen or may arise in relation to the Share owned by them, or of any circumstances that may cause any adverse impacts to such Share in writing;

(b)
To cause the general meeting of Party D to examine and approve the assignment of the purchased Share specified in this Agreement, to cause Party D to amend its articles of association for showing the assignment of the Share to Party A and/or a third party designated by it from Party B and Party C and showing other amendments specified in this Agreement, to apply to relevant competent authorities of the PRC for approving and completing the registration changes (if required by law), and to cause the general meeting of Party D to approve and appoint such persons as are designated by Party A and/or a third party designated by it as the new directors and new legal representative;

(c)
To enter into all documents necessary or appropriate to keep their lawful and effective ownership over the Shares held by them, to take all necessary or appropriate actions, to institute all necessary or appropriate accusations, or to defend any claims necessarily and appropriately;

(d)	To forthwith and unconditionally assign their Share to a third party designated by Party A at the request of Party A at any time;

(e)
To strictly abide by this Agreement and other contracts collectively or individually entered into by and among Party B, Party C and Party A, to practically perform their obligations under this Agreement and such contracts, and not to take any action or non-action that may materially affect the validity and enforcement of this Agreement and such contracts.

3.1.15	Party B and Party C shall bear the joint and several liabilities against their obligations hereunder.

3.2	Undertakings

The Principals undertake to Party A that it bears all costs arising out of the assignment of the Share, and completes all formalities necessary to make Party A and/or a third party designated by it become the shareholder of Party D. The said formalities shall include but not limited to assisting Party A to obtain relevant approvals necessary to the assignment of the Share from the governmental authorities, to submitting the Administration for Industry and Commerce with the Share Transfer Agreement, the decisions of the general meeting, the amended articles of association, share register and other constitution documents.

3.3	As of the signature date of this Agreement and each Delivery Date, Party B and Party C shall hereby state and warrant to Party A as follows:

3.3.1
They have the powers and abilities to enter into and deliver this Agreement, and any signed Share Transfer Agreement (“Transfer Agreement”) to which they are one party for each assignment of the purchased Share, and to perform their obligations under this Agreement and any transfer agreement. Once this Agreement and any transfer agreement to which they are one party have been entered into, this Agreement and any such transfer agreement shall constitute the lawful, valid and binding obligations against them, and such obligations can be enforced subject to this Agreement and any such transfer agreement;

3.3.2
Whether the signature and delivery of this Agreement or any transfer agreement or the performance of their obligations under this Agreement or any such transfer agreement shall not: (i) cause the violation of any relevant laws and regulations of the PRC; (ii)

conflict with their articles of association or other organization documents; (iii) cause them to violate any contract or deed to which they are one party, or which is binding upon them, nor constitute the breach of any contract or deed to which they are one party, or which is binding upon them; (iv) cause the violation of any permit or approved grant and/or any valid conditions issued to them; or (v) cause the suspension, cancellation or additional conditions of or to any permit or approval issued to them;

3.3.3	Party B and Party C have good and available-for-sale ownerships over all Share of Party D. Neither of them has created any secured rights and benefits over the said Share;

3.3.4
Party D does not have any outstanding obligations, excluding (i) such obligations as may arise in its normal business, and (ii) such obligations as are disclosed to and agreed by Party A expressly in writing in advance;

3.3.5	Party D shall abide by all laws and regulations applicable to the acquisition of the Share and assets;

3.3.6	There is no suit, arbitration or administrative proceedings in relation to the Share, Party D or its assets, which are in process, or pending or may occur.

4.	Special Agreements

Party B and Party C have undertaken that any provision herein is binding upon them, irrespective of any change of Party D's Share held by Party B and Party C respectively in the future, and that this Agreement shall be applicable to all Share held by them in Party D for the time being.

5.	Taxes

Each party shall bear their respective taxes arising out of the performance of this Agreement at its own costs.

6.	Breach of Agreement

6.1
In case Party B, Party C or Party D breaks this Agreement or any of their statements and warranties hereunder (hereinafter referred to as the “Breaching Party”), Party A may notify the Breaching Party of correcting its breaches within ten (10) business days upon receipt of such written notice, of taking necessary measures for avoiding any occurrence of consequences on a timely basis, and of continuing to perform this Agreement. In case of any occurrence of damages, the Breaching Party shall indemnify Party A for ensuring Party A to obtain all rights and benefits as if this Agreement would have been performed.

6.2
In the event that Party B, Party C or Party D fails to correct its breaches within ten (10) days upon receipt of the said notice in accordance with Section 6.1 above, Party A is entitled to request such Breaching Party to indemnify any fees, liabilities or losses (including but not limited to the paid or lost interests and attorney's fees arising out of such breaches) that may be sustained by Party A arising from such breaches. In the meantime, Party A is entitled to assign the Share held by Party B and Party C to a third party designated by it in accordance with the Share Transfer Agreement appended to this Agreement.

7.	Governing Law and Dispute Resolution

7.1	Governing Law

This Agreement shall be governed by the laws of the PRC, including but not limited to the conclusion, performance, validity of and interpretation to this Agreement.

7.2	Friendly Negotiation

Any dispute arising out of the interpretation to or performance of this Agreement shall be resolved through friendly negotiation or the intermediation by a third party; if not reached, such dispute shall be submitted to the arbitration committee within thirty (30) days from the date when the dispute resolution is discussed.

7.3	Arbitration

Any dispute arising out of this Agreement shall be referred to the  International Economic and Trade Arbitration Commission Shanghai Commission (“CIETACSC”) according to the Rules of CIETACSC. Such arbitration shall be carried out in Shanghai. The awards are final and binding upon the Parties.

8.	Confidentiality

8.1	Confidential Information

This Agreement and its appendix shall be kept confidential. No Pparty can disclose any information of this Agreement to any third party, unless otherwise agreed by the Parties in writing in advance. This section shall survive after this Agreement is terminated.

8.2	Exceptions

Any disclosure of the confidential information required by the laws, court's judges, arbitration awards and decisions of governmental authorities shall not constitute the breach against Section 8.1 above.

9.	Miscellaneous

9.1	Entire Agreement

The Parties hereby confirm that this Agreement constitutes the fair and reasonable agreements by and among them on the basis of equal footing and mutual benefits. This Agreement constitutes the entire agreement among them in respect of the subject matter hereunder, and supersedes all of their previous discussions and negotiations. In the event that any previous discussions and negotiations conflict with this Agreement, this Agreement shall prevail. This Agreement can be modified by the Parties in writing. The appendix to this Agreement is integral to it, and shall have the same effect and force with this Agreement.

9.2	Notices

9.2.1
All notices and correspondences to or upon each Party to be effective for the performance of the rights and obligations hereunder shall be in writing, and sent to the following addresses of the other Party(ies) by personal delivery, registered mail, postage prepaid mail, generally accepted courier service or fax.

Party A: Shengqu Information Technology (Shanghai) Co., Ltd.
Address: No. 356 Guoshoujing Road, Zhangjiang Hi-Tech Park, Shanghai

Party B: Wang Dong-xu
Address: [XXX]

Party C: Zhang Ying-feng
Address: [XXX]

Party D: Shanghai Shulong Technology Development Co., Ltd.
Address: No. 690 Bibo Road, Zhangjiang Hi-Tech Park, Shanghai

9.2.2	Any notice and correspondence shall be deemed to be served as follows:

9.2.2.1
If it is sent by fax, it shall be deemed to be served on the recording date on the faxed copy. However, if it is sent after 17:00 P.M. on a business day or on a non-business day of the addressee, it shall be deemed to be served on the next business day following the recording date on the faxed copy;

9.2.2.2	If it is sent by personal delivery (including the express mail service), the date when it is signed and accepted shall prevail;

9.2.2.3	If it is sent by registered mail, the 15th day following the date recorded on the return receipt shall prevail.

9.2.3	Binding Force

This Agreement is binding upon each Party hereto.

9.3	Language

This Agreement is made in Chinese with two (2) copies.

9.4	Day and Business Day

A Day mentioned herein shall refer to a calendar day, and a Business Day mentioned herein shall refer to one day in Monday to Friday.

9.5	Headings

The headings hereunder are for reading convenience only, and shall not affect the interpretations to this Agreement.

9.6	Supplementary Provisions

The Principals shall bear the obligations, undertakings and liabilities hereunder to Party A severally and jointly. As for Party A, any breach by any party of the Principals shall constitute the breach of the Principals automatically.

9.7	Pending Matters

Anything not covered herein shall be settled through the negotiation in accordance with the laws of the PRC.

[No Text Follow, Signature Page for Share Disposition Agreement]

Party A: Shengqu Information Technology (Shanghai) Co., Ltd. (Seal)

Legal Representative/Authorized Representative:

Title:
Date:	MM	DD	YY

Party B: Wang Dong-xu (Sign)

Date:	MM	DD	YY

Party C: Zhang Ying-feng (Sign)

Date:	MM	DD	YY

PartyD: Shanghai Shulong Technology Development Co., Ltd. (Seal)

Legal Representative/Authorized Representative:

Title:
Date:	MM	DD	YY

Appendix 1: Share Transfer Agreement

Share Transfer Agreement

This Share Transfer Agreement (hereinafter referred to as this “Agreement”) is entered into on [●] in Shanghai by and between:

Shengqu Information Technology (Shanghai) Co., Ltd., located at No. 356 Guoshoujing Road, Zhangjiang Hi-Tech Park, Shanghai, hereinafter referred to as “Party A”; and

Wang Dong-xu (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party B”; and

Zhang Ying-feng (ID Card No.: [XXX]), whose residence locates at [XXX], hereinafter referred to as “Party C”; and

Shanghai Shulong Technology Development Co., Ltd., located at No. 690 Bibo Road, Zhangjiang Hi-Tech Park, Shanghai, hereinafter referred to as “Party D”.

Party A, Party B, Party C and Party D may hereinafter collectively referred to as the “Parties” and, individually as “One Party”.

Whereas,

1.	Party A is a wholly foreign-owned enterprise incorporated and existing in the People's Republic of China (the “PRC”) according to law;

2.	Party D is a wholly domestic-owned company incorporated in Shanghai. Up to now, Party B and Party C are holding 100% Share of Party D together (hereinafter referred to as “Relevant Share”);

3.
Party B and Party C are willing to assign, and Party A and/or a third party designated by it agrees to accept, all of Party D's Share being held by them in whole or part in accordance with the Share Disposition Agreement dated on July 01, 2008 by and among Party B, Party C and Party A (hereinafter referred to as the “Share Assignment”).

NOW THEREFORE, it is hereby agreed as follows:

1.	Share Assignment

1.1	Party B and Party C have agreed to assign Relevant Share to Party A, and Party A has agreed to accept such assignment. Upon the assignment of Relevant Share, Party A will hold 100% of the Share.

1.2	Party A shall pay RMB______ as the consideration of the Share Assignment to Party B and Party C in accordance with Section 2 hereof.

1.3
Party B and Party C have agreed on the Share Assignment under this section, and would like to cause other shareholders of Party D (excluding Party B and Party C) to enter into necessary documents such as resolutions of general meeting and waiver of pre-emption right of Relevant Share, and to assist to complete other formalities necessary to the Share Assignment.

1.4
For making Party A become the registered owner of the Share, Party B, Party C and Party D shall take all actions collectively or individually, including but not limited to entering into this Agreement, passing the resolutions of general meeting and the amendments to the articles of association, necessary to complete the assignment of the Share from Party B and Party C to Party A, and shall be responsible for obtaining all governmental approvals or completing all registration formalities with the Administration for Industry and Commerce within ten (10) business days from the date when Party A issues the Exercise Notice in accordance with the Share Disposition Agreement.

2.	Payment for Consideration of Share Assignment

2.1
Party A shall pay ______ yuan and ______ yuan to [      ] and [      ] respectively within five (5) business days after Party B and Party C complete all governmental approval and registration and recording formalities in relation to the Share Assignment.

2.2	Party B and Party C shall provide Party A with appropriate receipts within five (5) business days after they receive the payment set out in section 2.1 above.

3.	Statements & Warranties

3.1	Each Party to this Agreement shall state and warrant that:

(a)
It is a company incorporated and existing according to law or an individual with full civil capacity, and has complete powers and abilities to enter into this Agreement and other  documents in relation to this Agreement and necessary to achieve the purpose of this

Agreement;

(b)
It has taken or will take all necessary actions to authorize the conclusion, delivery and performance of this Agreement and the documents in relation to the transaction hereunder, and such conclusion, delivery and performance shall not violate any relevant laws, regulations and governmental provisions, nor infringe the legitimate rights and interests of any third party.

3.2	Party B, Party C and Party D shall state and warrant to Party A jointly and individually that:

(a)
Party B and Party C are holding 100% Share of Party D lawfully and effectively, and the acquisition and holdings of such Share by Party B and Party C have not infringed any laws, regulations or governmental decisions, nor infringed the interests and rights of any third party;

(b)
Party D is a limited liability company incorporated and existing in accordance with the laws of the PRC, and it has full civil capacity and the rights to own, dispose and operate its assets and business, and to carry out the business in process or planned. Party D has obtained and completed all permits, qualification certificates or other governmental approvals, sanctions, records or registration formalities of all businesses specified in its business license;

(c)	Party D has never violated any relevant laws, regulations or governmental provisions since its incorporation;

(d)	There is no secured right and benefit or other right of a third party against the Share held by Party B and Party C in Party D;

(e)	None of them has omitted any documents or information provided to Party A, in relation to Party D or its business, which may affect Party A's decision on entering into this Agreement;

(f)
They will not in any way authorize or cause Party D to issue new shares or undertake to do so beyond the issued Share as of the date on which this Agreement is entered into, nor change the registered capitals or shareholding structure of Party D in any way before the Share Assignment is completed.

4.	Validity and Term

This Agreement comes to effect on the date first written above when it is entered into.

5.	Dispute Resolution

Any dispute arising out of the interpretation to or performance of this Agreement shall be resolved through friendly negotiation. In the event that the Parties have failed to agree on the dispute resolution within thirty (30) days after the Party asks for resolving such dispute through friendly negotiation, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission Shanghai Commission (“CIETACSC”) according to the Rules of CIETACSC. Such arbitration shall be carried out in Shanghai. The language in the arbitration proceedings shall be Chinese. The awards are final and binding upon the Parties.

6.	Governing Law

The validity of, interpretation and enforcement to this Agreement shall be governed by the laws of the PRC.

7.	Amendment and Supplement to Agreement

The Parties can amend and supplement this Agreement in writing. Any amendment and supplement shall be integral to this Agreement after the same is entered into by the Parties, which shall have the same force and effect with this Agreement.

8.	Severability

In the event that any provision hereof becomes invalid or unenforceable because such provision conflicts with the laws, such provision shall be held invalid or unenforceable to the extent required by the governing laws, and shall not affect the validity of the remaining provisions of this Agreement.

9.	Appendix to Agreement

Any appendix to this Agreement shall be integral to this Agreement, which shall have the same force and effect with this Agreement.

10.	Miscellaneous

10.1	This Agreement is made in Chinese with [ ] counterparts.

10.2	In the event that Party A appoints any third party to exercise the option, the “Party A” mentioned in this Share Transfer Agreement shall refer to Party A and/or the third party designated by it in the context.

[No Text Follow, Signature Page for Share Disposition Agreement]

Party A: Shengqu Information Technology (Shanghai) Co., Ltd. (Seal)

Legal Representative/Authorized Representative:

Title:
Date:	MM	DD	YY

Party B: Wang Dong-xu (Sign)

Date:	MM	DD	YY

Party C: Zhang Ying-feng (Sign)

Date:	MM	DD	YY

PartyD: Shanghai Shulong Technology Development Co., Ltd. (Seal)

Legal Representative/Authorized Representative:

Title:
Date:	MM	DD	YY